Exhibit 2

INVESTMENT AGREEMENT

between

COMMERCIAL NET LEASE REALTY, INC.

and

THE COUNTY EMPLOYEES’ AND OFFICERS’ ANNUITY & BENEFIT FUND OF COOK COUNTY

Dated as of August 12, 2003

INVESTMENT AGREEMENT

     INVESTMENT AGREEMENT, dated as of August 12, 2003, between Commercial Net Lease Realty, Inc., a Maryland corporation (the “Company”), and The County Employees’ And Officers’ Annuity & Benefit Fund of Cook County, an Illinois body politic and corporate (the “Investor”).

     WHEREAS, the Company wishes to issue the Preferred Shares (as defined herein) to the Investor, and the Investor wishes to purchase, acquire and accept the Preferred Shares from the Company (the “Investment”);

     WHEREAS, the Company has prepared and filed with the SEC (as hereinafter defined) in accordance with the provisions of the Securities Act (as hereinafter defined) and the rules and regulations of the SEC promulgated thereunder a registration statement on Form S-3 (file number 333-105635) under the Securities Act, including a prospectus relating to the securities offered therein (collectively, the “Registration Statement”), and has filed with, or transmitted for filing to, or shall promptly hereafter file with or transmit for filing to, the SEC a supplement to the prospectus included in such Registration Statement (the “Prospectus Supplement”) specifically relating to the Preferred Shares pursuant to Rule 424 under the Securities Act.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1    DEFINED TERMS.

     Section 1.1 Defined Terms. The following terms shall, unless the context otherwise requires, have the meanings set forth in this Section 1.1.

     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and disbursements (including, specifically, all losses, claims, damages or liabilities to which a Person may be subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation).

     “Affiliate” means, with respect to any Person, (a) any member of the Immediate Family of such Person or a trust established for the benefit of such member, (b) any beneficiary of a trust described in (a), (c) any Entity which, directly or indirectly through one or more intermediaries, is deemed to be the beneficial owner of 10% or more of the voting equity of such Person for the purposes of Section 13(d) of the Exchange Act, (d) any officer of such Person or any member of the Board of Directors or Board of Trustees of such Person, or (e) any Entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including such Person or Persons referred to in the preceding clause (a) or (d); provided, however, that none of the Investor or its respective Affiliates nor any of their respective officers, directors, partners, members or Affiliates shall be considered an Affiliate of the Company or its Subsidiaries for purposes of this Agreement.

     “Agreement” means this Investment Agreement, as originally executed and as hereafter from time to time supplemented, amended and restated.

     “Articles Supplementary” means the Articles Supplementary classifying 10,000 preferred shares of the Company, par value $0.01 per share, as 6.70% Series B Cumulative Convertible Perpetual Preferred Stock of the Company in the form of Exhibit A attached hereto.

     “Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday which is not (i) a day on which banking institutions in New York City are authorized or obligated by law or executive order to close, or (ii) any day on which the Company’s principal executive office is closed.

     “Charter” means the First Amended and Restated Articles of Incorporation of the Company, as amended from time to time.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

     “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company.

     “Confidential Information” means the identity of the Company in the context of the Investment, the existence and contents of discussions regarding the Investment and information concerning the assets, operations, business, records, projections and prospects of the Company; provided, however, that the term “Confidential Information” does not include information that (i) is or becomes available to the public other than as a result of disclosure by any of the Investor or any of its respective representatives, (ii) was available to the Investor or was within the Investor’s knowledge prior to its disclosure by the Company to the Investor, or (iii) becomes available to the Investor from a source other than the Company, provided that such source is not known by the Investor to be bound by a confidentiality agreement with the Company or its representative.

     “Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative or association.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Immediate Family” means, with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law and daughters-in-law.

     “Material Adverse Effect,” when used with reference to events, acts, failures or omissions to act, or conduct of a specified Person, means that such events, acts, failures or omissions to act, or conduct would have a material adverse effect on (i) the condition (financial or otherwise), earnings or business affairs of such Person and its consolidated subsidiaries, considered as one enterprise, or (ii) the ability of such Person to perform its obligations under this Agreement.

     “Permit” means a permit, license, consent, order or approval by any federal, state or local governmental agency.

     “Person” means any individual or Entity.

     “Placement Agent” shall mean CNL Securities Corp., a Florida corporation.

     “Preferred Shares” means shares of preferred stock, par value $0.01 per share, of the Company designated in the Articles Supplementary as 6.70% Series B Cumulative Convertible Perpetual Preferred Stock.

     “Prospectus Supplement” shall have the meaning set forth in the preamble to this Agreement.

     “Registration Statement” shall have the meaning set forth in the preamble to this Agreement.

     “Representatives” means, with respect to any Person, the directors, trustees, officers, employees, Affiliates, representatives (including, but not limited to, financial advisors, attorneys and accountants), agents or potential sources of financing of such person.

     “SDAT” means the State Department of Assessment and Taxation of Maryland.

     “SEC” means the Securities and Exchange Commission or any successor regulatory authority.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Subsidiary” of any Person or Entity means an Entity in which such Person or Entity has the power or right, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation or the trustees of a real estate investment trust, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over such Entity. A limited partnership shall be deemed to be a Subsidiary of a Person or Entity if such Person or Entity or a Subsidiary of such Person or Entity serves as a general partner thereof. A trust shall be deemed to be a Subsidiary of a Person or Entity if such Person or Entity or a Subsidiary of such Person or Entity serves as any trustee thereof or any Person having the right to select any such trustee.

     “Transfer Agent” means the agent or agents designated by the Board of Directors of the Company (or its designees) to act as transfer agent for the Preferred Shares. The Transfer Agent for the Preferred Shares shall initially be Wachovia Bank, N.A.

ARTICLE 2    SALE AND PURCHASE OF PREFERRED SHARES.

     Section 2.1 Sale of Preferred Shares. Effective as of the Closing (as defined in Section 2.2 hereof), (i) the Company shall issue and sell an aggregate of 10,000 Preferred Shares to the Investor; and (ii) the Investor shall purchase, acquire and accept such Preferred Shares for a purchase price of $2,500 per share or an aggregate purchase price of $25,000,000 (the “Purchase Price”).

     Section 2.2 Closing. Subject to Section 9.8(b) hereof, the Closing shall occur on the “Closing Date,” which shall be the date hereof, or such later date as the Company or the Investor shall determine by mutual consent.

     Section 2.3 Payment for the Preferred Shares. The Purchase Price shall be paid by the Investor to the Company in United States dollars by wire transfer of funds immediately available to the following:

Bank Name:
Bank Location:
ABA #:
Credit:
Account #:

     Section 2.4 Placement Fee. On the Closing Date, the Company shall pay to the Placement Agent a placement fee equal to $50 for each Preferred Share issued at the Closing, or $500,000 in the aggregate.

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company hereby represents and warrants to the Investor as follows:

     Section 3.1 Due Formation or Incorporation. The Company and each of its Subsidiaries has been duly formed or organized and is validly existing and in good standing under the laws of the state of their respective formation or organization and are qualified or licensed, and in good standing, as a foreign trust, corporation, general partnership, limited partnership or limited liability company authorized to do business in each other jurisdiction in which its ownership of properties or its conduct of business requires such qualification or licensing, except where the failure to be so qualified or licensed, or in good standing, as a foreign trust, corporation, general partnership, limited partnership or limited liability company would not have a Material Adverse Effect on the Company.

     Section 3.2 Valid Agreement of the Company. The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement represents the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

     Section 3.3 No Default. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations do not (or if not yet executed, upon the execution and delivery thereof will not) (a) violate the Charter or bylaws of the Company; (b) violate or constitute a breach of or default under any mortgage, indenture, loan agreement, promissory note or other agreement to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, or to which any property of the Company or any of its Subsidiaries is subject; or (c) conflict with or violate any law or any regulation, rule, order or decree of any governmental body, court or administrative agency having jurisdiction over the Company or any of its Subsidiaries or the properties of any of them; except, in the case of clauses (b) and (c) above, for such breaches, defaults, conflicts or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.4 No Required Consents. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations to be performed at or prior to the Closing do not require any filing or registration with, or the receipt of any consent by, any governmental or regulatory authority by the Company or its Subsidiaries other than any which have already been obtained or waived, except as may be required under the Securities Act.

     Section 3.5 Reservation of Shares. The Company has duly reserved solely for purposes of issuance upon conversion of the Preferred Shares the Common Shares into which the Preferred Shares may be converted pursuant to the Articles Supplementary.

     Section 3.6 Validity of Preferred Shares. The Company has duly authorized the issuance and delivery of 10,000 Preferred Shares pursuant to this Agreement and, upon delivery thereof and receipt by the Company of the Purchase Price therefor, the Preferred Shares will be duly authorized, validly issued, fully paid and nonassessable. The Preferred Shares have the terms set forth in the Articles Supplementary and, to the extent not inconsistent therewith, as set forth in the Charter and bylaws of the Company.

     Section 3.7 No Brokers. In connection with the Investment, the Company has not retained or become obligated to any broker or finder except the Placement Agent and any broker or dealer that executes a Participating Broker Agreement with the Placement Agent, whose fees shall be payable out of the Purchase Price to be received by the Company.

     Section 3.8 Securities Law Compliance. The Company and the transactions contemplated by this Agreement meet all of the requirements for using Form S-3 under the Securities Act. The Registration Statement has become effective for the registration under the Securities Act of the securities offered thereby. No stop order suspending the effectiveness of the Registration Statement is in effect, and, to the best of the Company’s knowledge, no proceedings for such purpose are pending before or threatened by the SEC. The Registration Statement, in the form in which it became effective, and also in such form as it may be when any post-effective amendment thereto shall become effective, and the Prospectus Supplement and any supplement or amendment thereto, each when filed with the SEC under Rule 424(b) under the Securities Act, complied or will comply in all material respects with the provisions of the Securities Act and did not and will not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. The representation and warranty contained in this Section 3.8 does not apply to statements in or omissions from the Registration Statement or the Prospectus Supplement made in reliance upon and in conformity with information relating to the Placement Agent furnished to the Company in writing by or on behalf of the Placement Agent expressly for use therein.

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

     The Investor hereby represents and warrants to, and covenants with, the Company as follows:

     Section 4.1 Organization. The Investor has been duly organized and is validly existing and in good standing under the laws of the State of Illinois, and has all requisite power and authority under such laws to carry on its business as now conducted.

     Section 4.2 Valid Agreements of the Investor. The Investor has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All action on the part of the Investor, its officers, managers and members necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Investor hereunder have been taken. This Agreement has been duly authorized, executed and delivered by the Investor, and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

     Section 4.3 No Default. The execution and delivery of this Agreement by the Investor and the performance by the Investor of its obligations hereunder do not (a) violate the organizational documents of the Investor; (b) violate or constitute a breach of or default under any mortgage, indenture, loan agreement, promissory note or other agreement to which the Investor is a party, or by which the Investor is bound, or to which any property of the Investor is subject; or (c) conflict with or violate any law or any regulation, rule, order or decree of any governmental body, court or administrative agency having jurisdiction over the Investor or its properties, except with respect to clauses (b) and (c) where such conflict, breach, default or violation would not reasonably be expected to have a Material Adverse Effect on the Investor.

     Section 4.4 No Brokers. In connection with the Investment, the Investor has not retained or become obligated to any broker or finder.

     Section 4.5 Current Share Ownership. The Investor and its Affiliates collectively are the beneficial owners on the date hereof of less than five percent (5%) of the outstanding Common Shares.

ARTICLE 5    COVENANTS AND UNDERTAKINGS.

     Section 5.1 Expenses. Each of the parties hereto shall be responsible for its own costs and expenses incurred in connection with the Investment and this Agreement.

     Section 5.2 Transfer Restrictions. Subject to Section 9.7 of this Agreement, the Preferred Shares shall not be subject to any restrictions on transfer, except as may be required under the Securities Act and the rules and regulations promulgated thereunder and by the Ownership Limit, as specified in the Charter.

ARTICLE 6    CONDITIONS PRECEDENT
TO THE OBLIGATION OF THE INVESTOR TO CLOSE.

     The obligation of the Investor to complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date (unless otherwise provided) of the following conditions, any one or more of which may be waived by it in its sole discretion:

     Section 6.1 Representations and Covenants. The representations and warranties of the Company contained in this Agreement shall be true, complete and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date. The Company shall have delivered to the Investor a certificate, dated the Closing Date and signed by an officer of the Company, to the foregoing effect and stating that all conditions to the Investor’s obligations hereunder have been satisfied.

     Section 6.2 Governmental Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby shall have been obtained, except for (a) notice requirements which may be fulfilled subsequent to the Closing Date and (b) consents, permits, approvals, authorizations, filings and declarations the failure to obtain or to undertake which will not adversely affect the ability of the Company to perform its obligations under this Agreement or would not have a Material Adverse Effect on the Company.

     Section 6.3 Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the issuance or sale of the Preferred Shares to the Investor hereunder or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions.

     Section 6.4 Third Party Consents. All consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contracts and other agreements (including any amendments and modifications thereto) with the Company which may be required in connection with the performance by the Company of its obligations under this Agreement or to assure such contracts and other agreements continue in full force and effect after the consummation of the transactions contemplated hereby (without any breach by the Company or any of its Subsidiaries) shall have been obtained.

     Section 6.5 Delivery of Shares. The Company shall have either (i) tendered to the Investor the share certificate or certificates evidencing the Preferred Shares to be purchased on the Closing Date or (ii) provided an instruction to the Transfer Agent to register the Preferred Shares to be purchased on the Closing Date in book entry form, in the name, “The County Employees’ And Officers’ Annuity & Benefit Fund of Cook County.”

     Section 6.6 Articles Supplementary. The Articles Supplementary shall have been accepted for record by the SDAT.

ARTICLE 7    CONDITIONS PRECEDENT TO THE OBLIGATION OF
THE COMPANY TO CLOSE.

     The obligation of the Company to complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived it in its sole discretion:

     Section 7.1 Representations and Covenants. The representations and warranties of the Investor contained in this Agreement shall be true, complete and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement. The Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Investor shall have delivered to the Company a certificate, dated the related Closing Date and signed by an officer of the Investor to the foregoing effect and stating that all conditions to the Company’s obligations hereunder have been satisfied.

     Section 7.2 Governmental Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby shall have been obtained, except for (a) notice requirements which may be fulfilled subsequent to the Closing Date and (b) consents, permits, approvals, authorizations, filings and declarations the failure to obtain or to undertake which will not adversely affect the ability of the Investor to perform its obligations under this Agreement or would not have a Material Adverse Effect on the Investor.

     Section 7.3 Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened before any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the sale of the Preferred Shares to the Investor hereunder or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions.

     Section 7.4 Third Party Consents. All consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contracts and other agreements (including any amendments and modifications thereto) with the Investor which may be required in connection with the performance by the Investor of its obligations under this Agreement or to assure such contracts and other agreements continue in full force and effect after the consummation of the transactions contemplated hereby (without any breach by the Investor or any of its Affiliates) shall have been obtained.

     Section 7.5 Purchase Price. The Investor shall have tendered payment for the Preferred Shares in the amount and in the manner specified in Article 2 hereof.

ARTICLE 8    ASSIGNMENT.

     Section 8.1 Assignability by Investor. Subject to the terms of the Agreement and the Articles Supplementary, the Investor may, upon 30 days’ written notice to the Company and upon receiving the written consent of the Company, which consent shall not be unreasonably withheld, assign its rights and obligations under this Agreement to a Person to whom the Investor assigns its interest in the Preferred Shares, pro rata based upon the percentage of the Preferred Shares transferred, provided that such assignee agrees in writing to be bound by the terms of this Agreement.

     Section 8.2 Assignability by the Company. The Company may assign or delegate its rights or obligations hereunder, subject to the terms of this Agreement and the Articles Supplementary.

     Section 8.3 Binding Agreement. This Agreement shall be binding upon the heirs, successors and assigns of the parties.

ARTICLE 9    MISCELLANEOUS.

     Section 9.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     Section 9.2 Notices. All notices hereunder shall be in writing and shall be given: (a) if to the Company, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, Attention: Chief Financial Officer (fax number: (407) 650-1230), or such other address or addresses of which the Investor shall have been given notice, with copies to Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20037, Attention: John M. McDonald, Esq. (fax number: (202) 663-8007), or such other address of which the Investor shall have been given notice; and (b) if to the Investor, at 33 North Dearborn, Suite 1100, Chicago, IL 60602, Attention: Executive Director (fax number: (312) 603-9760), or such other address of which the Company shall have been given notice. Any notice shall be deemed to have been given if personally delivered or sent by United States mail or by commercial courier or delivery service or by telegram or telex and shall be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, three business days after deposit in the mail, postage prepaid, (ii) if sent by United States Express Mail or by commercial courier or delivery service, one Business Day after delivery to a United States Post Office or delivery service, postage prepaid, (iii) if sent by telegram, telex or facsimile transmission, when receipt is acknowledged by answerback, and (iv) if delivered by hand, on the date of receipt.

     Section 9.3 Entire Agreement; Amendments. This Agreement and other agreements referred to herein set forth the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements or understandings with respect to the subject matter hereof and thereof, and this Agreement shall not be amended except by an instrument in writing executed by the Company and the Investor.

     Section 9.4 Remedies for Breaches of This Agreement.

     Section 9.4.1 Survival of Certain Provisions. All of the representations and warranties of the Company and the Investor contained in Articles 3 and 4, respectively, and all of the covenants and undertakings of the Company and Investor contained in Articles 6 and 7, respectively, shall survive the Closing hereunder and continue in full force and effect until the first anniversary of the Closing Date.

     Section 9.4.2 Indemnification Provisions. In the event that either of the Company or the Investor breaches any of its representations, warranties, and/or covenants contained herein, provided that the non-breaching party makes a written claim for indemnification against the breaching party pursuant to this Section 9.4, then the breaching party agrees to indemnify the non-breaching party from and against the entirety of any Adverse Consequences the non-breaching party may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the non-breaching party, the officers, directors, employees, agents, members or shareholders of such non-breaching party, and, if applicable, persons who control such non-breaching party within the meaning of either the Securities Act or the Exchange Act may suffer after the end of any applicable survival period, provided that notice of any claim is delivered prior to the end of the survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach; provided that the indemnification obligations of either party set forth in this Section 9.4.2 shall not exceed the amount of funds invested in the Company by the Investor at any time a claim for indemnification is made. In addition to the indemnification rights provided for herein, the non-breaching party shall also have the right to all such remedies to which it is entitled as a matter of law or equity. No failure or delay by the non-breaching party in exercising any right, power or privilege shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

     Section 9.4.3 Matters Involving Third Parties.

     (i) If any third party shall notify any party entitled to be indemnified hereunder (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Company or the Investor (the “Indemnifying Party”) under this Section 9.4, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     (ii) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

     (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9.4.3(ii) above, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified

Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party.

     (iv) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9.4.3(ii) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

     (v) In the event that the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 9.4.3(ii) above, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.4.

     Section 9.5 Confidentiality. The Investor shall not use any Confidential Information for any purpose other than evaluating the Investment and the Investor will not divulge, furnish or make available to any other person or entity other than the Investor’s legal counsel, accountants and designated advisors, and a limited number of the Investor’s officers and employees and the officers and employees of any member of the Investor, solely to the extent necessary in connection with the evaluation and consummation of the Investment; such persons and entities shall be informed by the Investor of the confidential nature of the Confidential Information and shall be directed to treat such Confidential Information confidentially. Except as required by law, without the prior written consent of the other party (not to be unreasonably withheld) or until such time as a mutually agreeable public announcement is made, no party hereto will disclose to any Person other than its Affiliates, attorneys, accountants and other advisors either the fact that discussion or negotiations are taking place concerning the Investment or any of the terms, conditions or other facts with respect to the Investment, including status or that the Confidential Information has been made available to the Investor and its Representatives.

     In the event that the Investor is requested or required (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Investor will provide the Company with prompt notice of such request or requirements, and the Investor shall cooperate with the Company in seeking to legally avoid such disclosure. If, in the absence of a protective order, the Investor is legally compelled, in the opinion of its counsel, to disclose any of the information, the Company shall either seek and obtain appropriate protective orders against such disclosure or shall hereby be deemed to waive the Investor’s compliance with the provisions of this Agreement to the extent necessary to satisfy such request or requirement.

     Section 9.6 Standstill. The Investor agrees that for such period of time as it and its Affiliates beneficially own at least fifty percent (50%) of the outstanding Preferred

Shares, none of the Investor or its Affiliates shall (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, or sell short, any securities, direct or indirect rights or options to acquire any securities, or securities or instruments convertible into voting securities, of the Company, without the consent of the Company, which consent shall not be unreasonably withheld; provided that this Section 9.6(a) shall not prohibit Investor from engaging in open market transactions; (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC) securities of the Company, or seek to advise or influence any person or entity with respect to any voting of any securities of the Company; (c) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company; (d) make any public announcement with respect to or make or submit a proposal or offer (with or without conditions) for the securities or assets of the Company or any extraordinary transaction involving the Company or any of its Subsidiaries; (e) submit or effect any filing or application, or seek to obtain any permit, consent or agreement, approval or other action, required by or from any regulatory agency with respect to an acquisition of the Company or any of its securities or assets; (f) otherwise act alone or in concert with others to seek to control the management, board of trustees or policies of the Company; or (g) propose any of the foregoing unless and until such proposal is specifically invited by the Company.

     Section 9.7 Lock-Up. For a period of one year, commencing on the date of this Agreement, the Investor shall not sell, transfer, convey, assign, pledge or hypothecate any of the Preferred Shares or any Common Shares obtained upon conversion of any Preferred Shares; provided that this Section 9.7 shall not apply to any sale, transfer, conveyance, assignment, pledge or hypothecation between the Investor and any of its Affiliates or between or among Affiliates of the Investor; provided, however, that all such Affiliates shall be similarly restricted for such one-year period.

     Section 9.8 Termination. This Agreement may be terminated at any time prior to the date on which all of the Preferred Shares have been sold hereunder:

     (a) by the mutual written consent of each of the parties to this Agreement;

     (b) by either the Investor or the Company if the entire amount of Preferred Shares to be sold by the Company to the Investor pursuant hereto has not been sold within ten calendar days following the date of this Agreement; provided that the party seeking termination of this Agreement is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided further that, in the event of a termination pursuant to this Section 9.8(b), written notice thereof shall forthwith be delivered by the terminating party to the other parties hereto;

     (c) by the Investor, if there is a material breach of any material representation or warranty set forth in Article 3 hereof or any covenant or agreement to be complied with or performed by the Company pursuant to the terms of this Agreement, provided that the Investor may not terminate this Agreement prior to the Closing Date unless the Company has not cured such breach after 10 days’ notice thereof; or

     (d) by the Company, if there is a material breach of any material representation or warranty set forth in Article 4 hereof or any covenant or agreement to be complied with or performed by the Investor pursuant to the terms of this Agreement, provided that the Company may not terminate this Agreement prior to the Closing unless the Investor has not cured such breach after 10 days’ notice thereof.

     Section 9.9 Counterparts. This Agreement may be executed in more than one counterpart, each of which may be executed by fewer than all the parties, with the same effect as if the parties executed one counterpart as of the day and year first above written.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

COMMERCIAL NET LEASE REALTY, INC

By:	/s/ Kevin B. Habicht
Name: Title:	Kevin B. Habicht Executive Vice President and Chief Financial Officer

THE COUNTY EMPLOYEES’ AND OFFICERS’ ANNUITY & BENEFIT FUND OF COOK COUNTY

By:	/s/ John F. Chambers
Name: Title:	John F. Chambers President